Exhibit 99.1

October 31, 2018

SRC Energy Inc. Reports Third Quarter 2018 Financial and Operating Results

Denver--(GlobeNewswire - 10/31/2018) -- SRC Energy Inc. (NYSE American: SRCI) (“SRC”, the “Company”, “we”, “us” or “our”), a U.S. oil and gas exploration and production company with operations focused on the Wattenberg Field in the Denver-Julesburg Basin, reports its financial and operating results for the three and nine months ended September 30, 2018.

Third Quarter 2018 Highlights

•	Revenues were $161.0 million for the three months ended September 30, 2018

•	Net income was $62.6 million or $0.26 per diluted share for the three months ended September 30, 2018

•
Adjusted EBITDA was $121.5 million and $344.9 million for the three and nine months ended September 30, 2018, respectively (see further discussion regarding the presentation of adjusted EBITDA in "About Non-GAAP Financial Measures" below)

•	Drilling and completion capital expenditures were $177.1 million and $408.3 million for the three and nine months ended September 30, 2018, respectively

Third Quarter 2018 Financial Results

The following tables present certain per unit metrics that compare results of the corresponding reporting periods:

	Three Months Ended			Nine Months Ended
Net Volumes	9/30/2018	9/30/2017	% Chg.	9/30/2018	9/30/2017	% Chg.
Crude Oil (MBbls)	1,915	1,726	11%	5,802	3,668	58%
Natural Gas Liquids (MBbls)	1,030	753	37%	2,780	1,758	58%
Natural Gas (MMcf)	9,471	7,412	28%	26,177	17,122	53%
Sales Volumes: (MBOE)	4,523	3,714	22%	12,945	8,280	56%
Average Daily Volumes
Daily Production (BOE)	49,165	40,378	22%	47,416	30,331	56%
Product Price Received
Crude Oil ($/Bbl)	$63.48	$41.89	52%	$60.13	$41.73	44%
Natural Gas Liquids ($/Bbl)	$19.93	17.32	15%	$18.91	15.49	22%
Natural Gas ($/Mcf)	$1.79	$2.35	(24)%	$1.84	$2.39	(23)%
Avg. Realized Price ($/BOE)	$35.15	$27.66	27%	$34.73	$26.72	30%
Per Unit Cost Information ($/BOE)
Lease Operating Exp.	$2.29	$1.17	96%	$2.31	$1.57	47%
Production Tax	$2.83	$2.71	4%	$3.19	$2.54	26%
DD&A Expense	$9.99	$9.08	10%	$9.59	$8.86	8%
Total G&A Expense	$2.36	$2.29	3%	$2.29	$2.93	(22)%

Revenues for the three months ended September 30, 2018 increased 55% compared to the three months ended September 30, 2017. This increase was driven by growth in sales volumes, combined with an improvement in realized oil and natural gas liquids prices, which were partially offset by a decrease in realized natural gas prices. The decreased gas price was primarily due to wide differentials to the Colorado Interstate Gas index.

The Company's 2018 third quarter net income totaled $62.6 million, or $0.26 per diluted share, compared to a net income of $43.8 million, or $0.22 per diluted share, in the year ago quarter. Adjusted EBITDA in the third quarter of 2018 was $121.5 million as compared to $83.5 million in the year ago quarter.

Credit Agreement
On October 30, 2018 the Company closed on the semi-annual redetermination of its borrowing base under its revolving credit facility. As a result, the borrowing base under the facility was increased to $650 million from $550 million while the aggregate elected commitments were increased to $500 million from $450 million.    As of September 30, 2018, the Company had $115 million drawn on the facility.

Management Comment
Lynn A. Peterson, Chairman and CEO of SRC Energy Inc. commented, "When the dust settles from the midstream and political issues that have surrounded our Company this year, I hope that everyone will focus on the fact that we are on track to deliver 45% growth on a year over year basis which is being funded largely through internally generated cash flow.

Our industry is more unified than ever as we remind voters, leading into the November 6th election, about the significant contributions of a strong oil and gas industry in Colorado. The process of educating Colorado communities about our industry from a perspective of health and safety has galvanized our strong pride in what we do every day. Once the election results are known, it will be at that moment that we need to move forward and work to develop a cohesive relationship with the executive and legislative branches as well as the communities where we operate."

Conference Call
The Company will host a conference call on Thursday, November 1, 2018 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss the results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, Chief Development Officer Nick Spence, Chief Operations Officer Mike Eberhard, and Manager of Investor Relations John Richardson. A Q&A session will immediately follow the discussion of the results for the quarter. Please refer to SRC's website at www.srcenergy.com for the most recent corporate presentation and other news and information.

To participate in this call please dial:
Domestic Dial-in Number: (877) 407-9122
International Dial-in Number: (201) 493-6747

Webcast: https://78449.themediaframe.com/dataconf/productusers/srci/mediaframe/26936/indexl.html

Replay Information:
Conference ID #:  411931
Replay Dial-In (Toll Free US & Canada):  877-660-6853
Replay Dial-In (International):  201-612-7415
Expiration Date:  11/16/18

About SRC Energy Inc.

SRC Energy Inc. is a Denver based oil and natural gas exploration and production company. SRC's core area of operations is in the Greater Wattenberg Field of the Denver-Julesburg Basin of Colorado. More company news and information about SRC is available at www.srcenergy.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely", “guidance” or similar expressions indicates a forward-looking statement. Forward-looking statements in the release relate to, among other things, the ability to operate in Colorado in the future. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks associated with the construction of new midstream facilities, the impact of those facilities and other risks associated with the availability of adequate midstream infrastructure; the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release. Please see our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 for discussion of the potential effects on our business of Proposition 112, which will be voted on in November 2018. We cannot predict the outcome of the vote on that or any other matter.

Company Contact:
John Richardson (Investor Relations Manager)
SRC Energy Inc.
Tel 720-616-4308
E-mail: jrichardson@srcenergy.com

Reconciliation of Non-GAAP Financial Measures
We define adjusted EBITDA, a non-GAAP financial measure, as net income adjusted to exclude the impact of the items set forth in the table below. We exclude those items because they can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. We believe that adjusted EBITDA is widely used in our industry as a measure of operating performance and may also be used by investors to measure our ability to meet debt covenant requirements. The following table presents a reconciliation of adjusted EBITDA to net income, its nearest GAAP measure:

SRC ENERGY INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Adjusted EBITDA:
Net income	$62,628	$43,848	$178,048	$91,664
Depreciation, depletion, and accretion	45,188	33,740	124,146	73,396
Stock-based compensation	3,405	3,030	9,347	8,390
Mark-to-market of commodity derivative contracts:
Total gain on commodity derivatives contracts	8,529	2,383	28,604	(2,324)
Cash settlements on commodity derivative contracts	(7,142)	544	(13,263)	778
Interest income	(23)	(16)	(37)	(47)
Income tax expense	8,918	—	18,076	—
Adjusted EBITDA	$121,503	$83,529	$344,921	$171,857

Condensed Consolidated Financial Statements
Condensed consolidated financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the condensed consolidated financial statements, can be found in SRC's Quarterly Report on Form 10-Q for the period ended September 30, 2018, which is available at www.sec.gov.

SRC ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

ASSETS	September 30, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$19,236	$48,772
Other current assets	152,467	111,263
Total current assets	171,703	160,035

Oil and gas properties and other equipment	2,362,919	1,876,576
Goodwill	40,711	40,711
Other assets	3,599	2,242

Total assets	$2,578,932	$2,079,564

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	353,077	202,307

Revolving credit facility	115,000	—
Notes payable, net of issuance costs	539,050	538,186
Asset retirement obligations	48,951	28,376
Other liabilities	22,055	2,261
Total liabilities	1,078,133	771,130

Shareholders' equity:
Common stock and paid-in capital	1,488,831	1,474,514
Retained earnings (deficit)	11,968	(166,080)
Total shareholders' equity	1,500,799	1,308,434

Total liabilities and shareholders' equity	$2,578,932	$2,079,564

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net income	$178,048	$91,664
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, and accretion	124,146	73,396
Provision for deferred taxes	18,076	—
Other, non-cash items	19,454	2,767
Changes in operating assets and liabilities	3,830	(25,010)
Net cash provided by operating activities	343,554	142,817

Cash flows from investing activities:
Acquisitions of oil and gas properties and leaseholds	(129,069)	(62,562)
Capital expenditures for drilling and completion activities	(331,702)	(305,636)
Other capital expenditures	(29,353)	(15,256)
Proceeds from sales of oil and gas properties and other	1,233	77,017
Net cash used in investing activities	(488,891)	(306,437)

Cash flows from financing activities:
Equity financing activities	3,039	(517)
Debt financing activities	112,762	148,628
Net cash provided by financing activities	115,801	148,111

Net decrease in cash, cash equivalents, and restricted cash	(29,536)	(15,509)
Cash, cash equivalents, and restricted cash at beginning of period	48,772	36,834
Cash, cash equivalents, and restricted cash at end of period	$19,236	$21,325

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Oil, natural gas, and NGL revenues	$160,978	$103,593	$455,298	$222,419

Expenses:
Lease operating expenses	10,360	4,316	29,868	13,008
Transportation and gathering	1,994	838	5,729	1,136
Production taxes	12,824	10,083	41,325	21,013
Depreciation, depletion, and accretion	45,188	33,740	124,146	73,396
Unused commitment charge	—	—	—	669
General and administrative	10,685	8,484	29,691	24,289
Total expenses	81,051	57,461	230,759	133,511

Operating income	79,927	46,132	224,539	88,908

Other income (expense):
Commodity derivatives gain (loss)	(8,529)	(2,383)	(28,604)	2,324
Interest expense, net of amounts capitalized	—	—	—	—
Interest income	23	16	37	47
Other income	125	83	152	385
Total other income (expense)	(8,381)	(2,284)	(28,415)	2,756

Income before income taxes	71,546	43,848	196,124	91,664

Income tax expense	8,918	—	18,076	—
Net income	$62,628	$43,848	$178,048	$91,664

Net income per common share:
Basic	$0.26	$0.22	$0.74	$0.46
Diluted	$0.26	$0.22	$0.73	$0.46

Weighted-average shares outstanding:
Basic	242,536,781	200,881,447	242,184,348	200,807,436
Diluted	243,560,046	201,460,915	243,207,058	201,326,129

Released 10/31/2018